Exhibit 16

June 12, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated June 12, 2009 of The Eastern Company and are in agreement with the statements contained in paragraphs (a) (ii), (iv) and (v) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ UHY LLP